Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President, Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ANNOUNCES ACCEPTANCE OF 17 ABSTRACTS FOR PUBLICATION AT THE AMERICAN DIABETES ASSOCIATION ANNUAL MEETING

Data Disclosure through Symposia and Company-Sponsored Webcast

San Diego, CA – May 21, 2004 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that data featuring its two late-stage diabetes drug candidates, exenatide (synthetic exendin-4) and SYMLIN® (pramlintide acetate) will be presented at the 64th Annual Scientific Sessions of the American Diabetes Association (ADA) being held in Orlando, Florida from June 4 – 8, 2004.  The meeting is one of the largest for endocrinologists and other health care professionals involved in diabetes research and the delivery of diabetes care.  Additionally, three scientific symposia and a company-sponsored webcast will be held during the meeting.  Abstracts for the event can be found on the ADA’s website at www.diabetes.org/am04.

Amylin has provided an educational grant to support a symposium entitled, “Insulin & Amylin: Clinical Studies Exploring the Metabolic Impact of Multihormonal Therapy.”  The chair of the event will be Dr. Harold Lebovitz, Professor of Medicine at the SUNY Health Science Center - Brooklyn.  Presentations will be given by Dr. Robert Rizza, Professor of Medicine at the Mayo Clinic College of Medicine in Rochester, Minnesota, Dr. Steven Edelman, Professor of Medicine at the University of California San Diego, and Dr. Matt Riddle, Professor of Medicine, Head of the Section of Diabetes at Oregon Health & Science University.  The symposium will be held on Saturday, June 5th from 5:30 AM to 7:45 AM Eastern Time.

Amylin and Eli Lilly and Company have provided an educational grant to support a symposium entitled, “Mimicking the Effects of GLP-1: Metabolic Control for Type 2 Diabetes at Multiple Sites of Action.”  The chair of the event will be Dr. Dan Drucker, Director, Banting and Best Diabetes Centre, University of Toronto, Toronto General Hospital.  Presentations will be given by Dr. Drucker, Dr. Charles Burant, Associate Professor of Internal Medicine and Molecular and Integrative Physiology, University of Michigan, and Dr. Robert Ratner, Professor of Medicine, Georgetown University School of Medicine.  The symposium will be held on Monday, June 7th from 5:30 AM to 7:45 AM Eastern Time.

Amylin and Eli Lilly and Company have also provided an educational grant to support a symposium entitled, “Progress in Caring for Diabetes: Emerging Treatment Options.”  The chair of the event will be Dr. Harold Lebovitz, Professor of Medicine at the SUNY Health Science Center - Brooklyn.  Presentations will be given by Dr. Lebovitz, Dr. Steven Edelman, Professor of Medicine at the University of California San Diego, and Dr. James R. Gavin, III, President and Professor of Medicine at the Morehouse School of Medicine.  The symposium will be held on Friday, June 4 from 6:00 PM to 9:30 PM Eastern Time.

Amylin will be conducting a webcast reviewing the information presented at the ADA on Sunday, June 6, 2004 at 8:00 PM Eastern Time from the Loews Royal Pacific Resort in Orlando.  The live presentation will be webcast, and a recording will be made available following the event. The webcast and recording will be accessible through Amylin’s corporate website, located at www.amylin.com. To access the live webcast, please log on to Amylin’s site approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

ABSTRACTS BEING PRESENTED AT THE ADA:

1.               Late Breaker:  Effects of Exenatide (Synthetic Exendin-4) on Glycemic Control and Weight Over 30 Weeks in Metformin-Treated Patients With Type 2 Diabetes (oral and poster)

2.               Late Breaker: Effects of Exenatide (Exendin-4) on Glycemic Control and Weight in Patients With Type 2 Diabetes Treated With Metformin and a Sulfonylurea (poster)

3.               Effect of Exenatide (Exendin-4) on Glycemic Control and Safety Over 30 Weeks in Sulfonylurea-Treated Patients with Type 2 Diabetes (oral)

4.               Effects of Exenatide on First and Second Phase Insulin Secretion in Response to Intravenous Glucose in Subjects with Type 2 Diabetes (oral)

5.               Twenty-Eight Day Dose-Response Study with Exenatide (Synthetic Exendin-4) in Subjects with Type 2 Diabetes Treated with Metformin or with Diet and Exercise (Poster)

6.               Effect of Injection Site on Relative Bioavailability of Exenatide (Synthetic Exendin-4). (Poster)

7.               Exenatide Does Not Cause Pancreatic Islet Cell Proliferative Lesions in Rats and Mice Following 2-year Exposure (Poster)

8.               Effect of Systemic 28-Day Exposure to Exenatide (Synthetic Exendin-4) on Food Intake and Body Weight in High Fat-Fed Rats (Poster)

9.               Effects of Pramlintide on Postprandial Glucose Excursions and Measures of Oxidative Stress in Patients with Type 1 Diabetes (oral)

10.         Effect of Pramlintide on Ad-libitum Food Intake in Obese Subjects and Subjects with Type 2 Diabetes: A Randomized, Double-Blind, Placebo-Controlled, Cross-Over Study (oral)

11.         Effects of Pramlintide on the Magnitude and Speed of Postprandial Blood Glucose Fluctuations in Patients With Type 1 Diabetes (Poster)

12.         Patients With Type 1 Diabetes: Perceptions Associated With Pramlintide as an Adjunctive Treatment to Insulin (Poster)

13.         Assessing Glucose Variability Using CGMS in Pramlintide and Placebo-Treated Subjects With Type 1 Diabetes Mellitus (poster)

14.         Pramlintide Pharmacokinetics in Type 1 and Type 2 Diabetes: Effects of Injection Site, Needle Length and Body Size (Poster)

15.         Involvement of the Area Postrema in Nutrient-Stimulated Insulin Secretion in Rats. (Poster)

16.         Amylin Potently Inhibits Ghrelin Secretion in Rats (Poster)

17.         Effect of PYY [3-36] on Exocrine Pancreatic Secretion and Gallbladder Emptying in Rats (Publication Only)

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases.  Amylin’s two late-stage, first-in-class diabetes product candidates – SYMLIN® (pramlintide acetate) and exenatide (synthetic exendin-4) – are being developed to address the global epidemic of diabetes.  Amylin has a strategic alliance with Eli Lilly and Company for the co-development and global commercialization of exenatide, and an extended release formulation, exenatide LAR.  Building on its experience in the diabetes field, Amylin is developing candidates for cardiovascular disease and obesity by utilizing its research experience with the metabolic properties common to all three conditions. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those forward-looking statements discussed in this press release.   Amylin cannot assure you that current or future clinical trials will confirm preliminary results or that SYMLIN, ® exenatide, or PYY [3-36] will receive regulatory approvals or prove to be commercially successful.  These and additional risks and uncertainties are described more fully in Amylin’s Form S-3 recently filed with the SEC.  Please note that the symposium and abstract titles listed above are intended to provide a brief description of some of the primary data in the presentations and should not be read as a complete representation of the data being presented.

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